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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number: 0-6159

                          REGIONS FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                              417 NORTH 20TH STREET
                            BIRMINGHAM, ALABAMA 35203
                                 (205) 944-1300

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, PAR VALUE $0.625 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]               Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)     [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                           Rule 15d-6                [ ]

               Approximate number of holders of record as of the
                         certification or notice date: 0

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Regions Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: July 8, 2004
                                REGIONS FINANCIAL CORPORATION




                                By:  /s/ Ronald C. Jackson
                                   ---------------------------------------------
                                   Name: Ronald C. Jackson
                                   Title:  Senior Vice President and Comptroller